Exhibit 10.3+

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Jay Ackerman (“Employee”) and ServiceSource International, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee signed an Amended Employment and Confidential Information Agreement with the Company on December 8, 2010 (the “Employment Agreement”);
WHEREAS, the Company and Employee have entered into stock agreements granting Employee the option to purchase shares of the Company’s common stock and RSUs subject to the terms and conditions of the Company’s Stock Option Plan and the Stock Option Agreement (collectively the “Stock Agreements”);

WHEREAS, the Company and Employee have arrived at a mutual agreement that Employee’s employment with the Company will terminate effective October 1, 2014 (the “Employment Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Company and any of the Releasees, as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.    Separation. Employee’s last day of employment with the Company and Employee’s employment termination date shall be the Employment Separation Date. As of the Employment Separation Date, Employee shall resign from any and all offices Employee has with the Company. Employee shall execute such additional documents as requested by the Company to evidence the foregoing.

2.     Consideration.

a.Severance Payment. The Company agrees to pay Employee a lump sum payment equivalent to six (6) months of Employee’s base salary and bonus (OTE), for a total of three hundred and fifty thousand Dollars ($350,000), less applicable withholding (the “Severance Payment”), payable within ten (10) days following October 2, 2014.

b.COBRA. If you timely elect continued coverage under COBRA, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents, if applicable, until the earliest of (A) six (6) months following the Employment Separation Date, (B) the expiration of your eligibility for the continuation coverage under COBRA, and (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the Employment Separation Date through the earliest of (A) through (C), the "COBRA Payment Period"). If you become eligible for health insurance coverage under another employer's group health plan or through self-employment, or if you otherwise cease to be eligible for COBRA coverage, you must immediately notify the Company, and the

Company's obligation to pay COBRA premiums shall cease. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA payments without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide you with taxable monthly payments in an amount equal to the premium amount for the first month of your COBRA coverage, and such monthly payments shall be made through the remainder of the COBRA Payment Period.

c.Consulting Term. From the Employment Separation Date through December 31, 2014, Employee shall make himself reasonably available to the Company as a consultant/independent contractor (the “Consulting Period”) pursuant to the Consulting Agreement Attached hereto as Exhibit A. In said capacity, Employee will assist the senior management of the Company regarding such duties as the Company may require consistent with Employee’s prior responsibilities.

3.    Accrued Amounts. On or before the Employment Separation Date, the Company will pay Employee all Accrued Amounts (as defined below), subject to payroll deductions and required withholdings. “Accrued Amounts” means (a) any accrued but unpaid base salary through the Employment Separation Date paid in accordance with Company’s normal payroll practices, (b) any unreimbursed business expenses incurred prior to the Employment Separation Date paid in accordance with Company policies, and (c) any accrued but unused vacation time through the Employment Separation Date due in accordance with Company plans and policies. and (d) to the extent not paid on or prior to the Employment Separation Date, any earned but unpaid bonus in respect of the Company’s 2014 H1, to the extent that applicable performance targets are achieved, including any CIP payments that would otherwise be earned for 2014 H1, payable when annual bonuses in respect of the Company’s 2014 H1 are paid to the Company’s executive officers generally, in each case subject to applicable tax withholding.

4.    Bonus. Company shall pay Employee his earned but unpaid 2014 H1 bonus in the amount of approximately $50,838, to the extent that applicable performance targets are achieved, including any CIP payments that would otherwise be earned for 2014 H1, which sum reasonably approximates the bonus paid to similarly situated employees. This bonus shall be payable when annual bonuses in respect of the Company’s 2014 H1 are paid to the Company’s executive officers generally (expected to be August 15, 2014), subject to applicable tax withholding. No bonus of any kind will be paid for 2014 H2.

5.    Equity Grants. Employee’s unvested stock options and RSUs shall continue to vest during the Consulting Period pursuant to the terms and conditions of the Stock Agreements. Any stock options and RSUs that are unvested at the termination of the Consulting Period will be forfeited permanently on that date and will not become vested. Employee will have three (3) months following the termination of the Consulting Period to exercise his vested Company stock options.  Notwithstanding the foregoing, in no event may any option be exercised after the original maximum term of the option and any such options that were granted as incentive stock Options will lose tax-advantaged status and automatically will convert to nonqualified options on the first day following the date that is three (3) months after the termination of the Consulting Period.

6.    Benefits. Except as set forth in Section 5 above, Employee’s participation in all other benefits and incidents of employment, and the accrual of bonuses, vacation, and paid time off, shall cease as of the Employment Separation Date.

7.    Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee through the date hereof.

8.    Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.    any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company).

9.    Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

10.    Civil Code Section 1542. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

11.    Confidentiality. Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to his immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s attorney(s), and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that he will not publicize, directly or indirectly, any Separation Information.

12.    Trade Secrets and Confidential Information; Non-Solicitation. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Employee’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company.

13.    No Cooperation. Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement . Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

14.    Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.

15.    Breach. Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

16.    Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

17.    Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement and the Stock Agreements, except as modified herein.

18.    Governing Law. This Agreement shall be governed by the laws of the State of California without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

19.    Effective Date. Employee understands that this Agreement shall be null and void if not executed by him within twenty one (21) days.  Each Party has seven (7) days after that Party signs this

Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

20.    Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)    he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)    he is fully aware of the legal and binding effect of this Agreement.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

JAY ACKERMAN

Dated: July 30, 2014                    _________________________________
Jay Ackerman

SERVICESOURCE INTERNATIONAL, INC.

Dated: July 30, 2014                    By: ___________________________________

Name:
Title:

EXHIBIT A
CONSULTING AGREEMENT

This Consulting Agreement (this “Consulting Agreement”) is made and entered into as of October 2, 2014 (the “Effective Date”) by and between ServiceSource International, Inc. (the “Company”), and Jay Ackerman (“Consultant”) (each herein referred to individually as a “Party,” or collectively as the “Parties”).

The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows:
1.Services. Consultant shall perform services related to the transition of his responsibilities to an individual or individuals designated by the Company. In connection with these transition services, Consultant shall be reasonably available and responsive to Company requests for information and assistance during normal business hours. In no event will Consultant be expected to perform more than ten (10) hours per week in connection with his consulting services.
For clarity, no travel is required as part of this Consulting agreement and any travel would have to be mutually agreed and may require additional consulting fees. Reimbursement of travel fees would be consistent with Company’s T&E policy.

2.    Consulting Term. The consulting term shall begin on October 2, 2014 and end on December 31, 2014 (the “Consulting Term”).

3.Compensation. In consideration for the consulting services provided during the Consulting Term, the Company shall pay Consultant no greater than $1.00 and shall allow Consultant’s options to purchase Company common stock to continue to vest during the Consulting Term. For purposes of clarity, all vesting of stock options and RSUs shall cease at the conclusion of the Consulting Term.

4.Non-Competition. Consultant and Company acknowledges that continued consulting under this Consulting Agreement, and therefore continued vesting in Company stock, can only take place so long as Consultant is not working in competition against Company. Therefore, Consultant acknowledges and agrees that during the Consulting Term he will not be or become an employee, officer, director, significant stockholder, salesperson, partner, representative, advisor or manager of any company or entity in competition with Company, specifically Concentrix, Rainmaker, Salesforce, Aptus, Gainsight or Totango. If any such actions occur during the Consulting Term then, unless otherwise mutually agreed in writing in advance of such action, this Consulting Agreement will immediately become null and void and stock vesting shall cease.

5.Breach. This Consulting Agreement will become null and void should Consultant breach any of the terms of this Consulting Agreement or the Separation and Release Agreement dated at or around July 30, 2014.

6.Confidentiality.
Definition of Confidential Information. “Confidential Information” means any information (including any and all combinations of individual items of information) that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Consulting Agreement), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries. Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure to Consultant; (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or inaction of Consultant; or (iii) is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure as shown by Consultant’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.
Nonuse and Nondisclosure. During and after the term of this Consulting Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) disclose the Confidential Information to any third party without the prior written consent of an authorized representative of Company, except that Consultant may disclose Confidential Information to extent compelled by applicable law; provided however, prior to such disclosure, Consultant shall provide prior written notice to Company and seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Consulting Agreement for any third party. Consultant agrees that Consultant’s obligations under this section shall continue after the termination of this Consulting Agreement.
Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that at all times during the term of this Consulting Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

7.    Ownership. Consultant agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Consulting Agreement and arising out of, or in connection with, performing the Services under this Consulting Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing, are the sole property of the Company.

8.Return of Company Materials. Upon the termination of this Consulting Agreement, or upon Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property, and any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control.

9.Independent Contractor Relationship. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Consulting Agreement shall in any way be construed to constitute Consultant as an agent or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Consulting Agreement and shall incur all expenses associated with performance. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Consulting Agreement.

10.Indemnification. Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and Consultants from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, Consultants, contractors or agents, (ii) any breach by the Consultant of any of the covenants contained in this Consulting Agreement, (iii) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (iv) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the Inventions or other deliverables of Consultant under this Consulting Agreement.

11.Governing Law; Consent to Personal Jurisdiction. This Consulting Agreement shall be governed by the laws of the State of California, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Consulting Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California.

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT	SERVICESOURCE INTERNATIONAL, INC.
By:                                By:    _______________________________
Name:                                 Name: _____________________________
Title:                                 Title: ______________________________
Address for Notice: